KPMG Peat Marwick LLP


The Board of Directors
Noeth Bancshares, Inc.:


We consent to incorporation by reference in the registration statement
(No. 33-82356) on Form S-8 of North Bancshares, Inc. of our report dated February 13, 1998, relating to the consolidated statements of financial condition of North Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period anded December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of North Bancshares, Inc.

/s/ KPMG Peat Marwick

Chicago, Illinois
March 31, 1998